Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

KALA BIO, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1—Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, $0.001 par value per share	Other	572,531 shares (2)	$6.86 (3)	$3,927,562.66 (3)	0.0001531	$601.31
Total Offering Amounts					$3,927,562.66		$601.31
Total Fee Offsets							$0
Net Fee Due							$601.31

(1)	In accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall be deemed to cover any additional securities that may from time to time be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)	Reflects (i) 554,663 shares added to the Amended and Restated 2017 Equity Incentive Plan as of January 1, 2025 and (ii) 17,868 shares added to the Amended and Restated 2017 Employee Stock Purchase Plan as of January 1, 2025, pursuant to each plan’s evergreen provision.

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and 457(h) of the Securities Act and based upon the average of the high and low prices of the Registrant’s Common Stock as reported on The Nasdaq Capital Market on December 31, 2024.